Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION OF

TACTILE SYSTEMS TECHNOLOGY, INC.

Tactile Systems Technology, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: At a meeting of the Board of Directors of the Corporation, the Board of Directors approved a proposed amendment to the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) of the Corporation.

SECOND: The proposed amendment provides that the heading of Article 8, and Section 8.1, of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

ARTICLE 8
DIRECTOR AND OFFICER LIABILITY; INDEMNIFICATION AND INSURANCE

8.1	Elimination of Certain Liability of Directors and Officers. The personal liability of the directors and the officers of the Corporation shall be eliminated to the fullest extent permitted by law. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or an officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

THIRD: Pursuant to Section 242 of the General Corporation Law of the State of Delaware, at the Corporation’s 2024 annual meeting of stockholders, duly called and held, the necessary number of shares as required by statute were voted in favor of the amendment.

FOURTH: The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

FIFTH: The foregoing amendment shall be effective on the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by the authorized officer named below, this 8th day of May, 2024.

TACTILE SYSTEMS TECHNOLOGY, INC.

By:	/s/ Elaine M. Birkemeyer
Elaine M. Birkemeyer
Chief Financial Officer